UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NETFLIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Netflix, Inc.
100 Winchester Circle
Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2013
To the Stockholders of Netflix, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 7, 2013 at 11:00 a.m. local time at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032, for the following purposes:

1.	To elect three Class II directors to hold office until the 2016 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3.	Advisory approval of the Company’s executive officer compensation;

4.	To consider five stockholder proposals, if properly presented at the meeting;

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 10, 2013 can vote at this meeting or any adjournments that may take place.
All stockholders are cordially invited to attend the meeting in person.
For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.

By order of the Board of Directors

David Hyman
General Counsel and Secretary
April 26, 2013
Los Gatos, California
YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

NETFLIX, INC.
100 Winchester Circle
Los Gatos, California 95032

_________________________________________________
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2013
_________________________________________________
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 7, 2013, at 11 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032.
Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about April 26, 2013, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 10, 2013, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at http://ir.netflix.com/annuals.cfm. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to the Company’s Secretary at the address listed above.
Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our Internet Web site address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations Web site at http://ir.netflix.com/sec.cfm.
Revocability of Proxies
You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Voting and Solicitation
Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 56,145,691 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals Two and Three, and “AGAINST” proposals Four, Five, Six, Seven and Eight. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.
The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.
If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement). Changes in regulations have been made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf.
The cost of soliciting proxies will be borne by the Company. The Company may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.
Stockholder Proposals
Proposals of stockholders that are intended to be presented at our 2014 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 27, 2013 in order to be included in the Proxy Statement and proxy materials relating to our 2014 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than February 10, 2014, and no later than March 12, 2014.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominee
Three Class II directors, Timothy M. Haley, Ann Mather and Leslie Kilgore, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Haley, Ms. Mather and Ms. Kilgore, each of whom is presently a director of the Company. If Mr. Haley, Ms. Mather or Ms. Kilgore is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy, or if no substitute has been nominated, for the remaining nominees. Mr. Haley, Ms. Mather and Ms. Kilgore each has agreed to serve as a director of the Company if elected. The term of office of each director elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2016 or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal.
Vote Required; Recommendation of Board
The three candidates receiving the highest number of affirmative Votes Cast will each be elected as Class II directors.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation
Timothy M. Haley	58	Managing Director, Redpoint Ventures
Ann Mather	52	Former Chief Financial Officer of Pixar
Leslie Kilgore	47	Former Chief Marketing Officer of Netflix, Inc.
Each nominee has extensive business experience, education and personal skills in his or her field that qualifies him or her to serve as an effective Board member. The specific experience, qualifications and skills of Mr. Haley, Ms. Mather and Ms. Kilgore are set forth below.
Timothy M. Haley has served as one of the Company’s directors since June 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.
As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.
Ann Mather has served as one of the Company’s directors since July 2010. Since September 2005, Ms. Mather has been a director of Glu Mobile Inc., a publisher of mobile games. Since November 2005, Ms. Mather has been a director of Google, Inc. and serves as chair of its audit committee. Since May 2010, Ms. Mather has been a director of MoneyGram International, a global payment services company, and serves as chair of its audit committee. On March 21, 2013, Ms. Mather indicated her intention not to stand for re-election at the upcoming annual meeting of MoneyGram stockholders. Since December 2010, Ms. Mather has been a director of MGM Holdings Inc. (“MGM”), the independent, privately-held motion picture, television, home video, and theatrical production and distribution company. Since April 2011, Ms. Mather has been a director of Solazyme, Inc., a renewable oil and bioproducts company, and serves as chair of its audit committee. Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011. Ms. Mather was previously a director of Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009, and Shopping.com, Inc., a price comparison web site, until it was acquired by eBay Inc. in 2005. Ms. Mather was chair of Shopping.com’s audit committee, and a member of its corporate governance and nominating committee. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather holds a Master of Arts degree from Cambridge University.

Ms. Mather’s numerous managerial positions and her service on several public company boards provides strategic, operational and corporate governance experience to the Board. Her experience as an executive with several major media companies provides unique business perspective. As a former chief financial officer and senior finance executive at major corporations and her service on the audit committee of several publicly traded companies, Ms. Mather brings financial and accounting expertise to the Board.
Leslie Kilgore has served as one of the Company's directors since January 2012. Since 2010, Ms. Kilgore has been a director of LinkedIn Corporation. Ms. Kilgore served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) from 2000 until her resignation effective February 2, 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.
Ms. Kilgore’s numerous managerial positions provide strategic and operational experience to the Board. Her experience as a marketing executive with Internet retailers and consumer product companies provides a unique business perspective. As the former Chief Marketing Officer of Netflix, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board.
Directors Not Standing For Election
The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Class/Term Expiration
Richard N. Barton	45	Class I/2015
Reed Hastings	52	Class III/2014
Jay C. Hoag	54	Class III/2014
A. George (Skip) Battle	69	Class III/2014
Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience, qualifications and skills of each director is set forth below.
Richard N. Barton has served as one of the Company’s directors since May 2002. In late 2004, Mr. Barton co-founded Zillow, Inc. where he is now Executive Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital. Previously, Mr. Barton founded Expedia, Inc. in 1994 and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton was a director of InterActiveCorp from February 2003 until January 2005. Mr. Barton also serves as a director for Avvo, Inc. and Glassdoor.com. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.
Having founded successful Internet-based companies, Mr. Barton provides strategic and technical insight to the Board. As an executive chairman and director of other companies, Mr. Barton also brings managerial, operational and corporate governance experience to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the Internet.
Reed Hastings has served as the Company's Chief Executive Officer since September 1998 and the Chairman of the Board since inception. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation in August 1997. Mr. Hastings currently serves as a member of the board of directors of Facebook. Mr. Hastings holds an M.S.C.S. degree from Stanford University and a B.A. from Bowdoin College.
As Co-founder and Chief Executive Officer of Netflix, Mr. Hastings deeply understands the technology and business of Netflix. He brings strategic and operational insight to the Board. Mr. Hastings is also a software engineer and has unique management and industry insights.
Jay C. Hoag has served as one of the Company’s directors since June 1999. Since June 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Electronic Arts, Inc., Tech Target and Zillow, Inc. and several private companies. Previously Mr. Hoag served on the boards of directors of eHarmony, Inc. and TheStreet.com. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.
As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.
A. George (Skip) Battle has served as one of the Company’s directors since June 2005. Mr. Battle was previously Executive Chairman of the Board of Ask Jeeves, Inc. which was acquired by IAC/InterActiveCorp in July 2005. He was Chief Executive Officer of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as Chairman of the Board of Fair Isaac Corporation and as a director of the following public companies: LinkedIn Corporation, OpenTable, Inc., Expedia, Inc. and Workday, Inc. He was previously a director of Advent Software, Inc. and the Masters Select family of mutual funds.
Mr. Battle brings business insight and experience to the Board. He was a business consultant for more than 25 years, has served as a chief executive officer and currently serves on a number of boards. As such, he brings to the Board strategic, operational, financial and corporate governance experience.
Executive Officers
For information about Mr. Hastings, see “Proposal One – Election of Directors.” Our other executive officers are set forth below:

Other Executive Officers	Age	Position
Neil Hunt	51	Chief Product Officer
David Wells	41	Chief Financial Officer
Ted Sarandos	48	Chief Content Officer
David Hyman	47	General Counsel and Secretary
Kelly Bennett	41	Chief Marketing Officer
Tawni Cranz	39	Chief Talent Officer
Bill Holmes	43	Chief Business Development Officer
Jonathan Friedland	54	Chief Communications Officer

Neil Hunt has served as the Company’s Chief Product Officer since 2002 and as its Vice President of Internet Engineering from 1999 to 2002. From 1997 to 1999, Dr. Hunt was Director of Engineering for Rational Software. Dr. Hunt has been a non-executive member of Logitech's board of directors since September 2010. Dr. Hunt holds a doctorate in computer science from the University of Aberdeen, U.K. and a bachelor’s degree from the University of Durham, U.K.
David Wells has served as the Company's Chief Financial Officer since December 2010.  From August 2008 to December 2010, he served as Vice President of Financial Planning & Analysis and Director of Operations Planning from March 2004 to August 2008. Prior to joining Netflix, Mr. Wells served in progressive roles at Deloitte Consulting from August 1998 to March 2004. Mr. Wells holds an M.B.A and M.P.P. from The University of Chicago and a Bachelor's Degree in Commerce from the University of Virginia.
Ted Sarandos has served as the Company’s Chief Content Officer and Vice President of Content since 2000. Prior to joining Netflix, Mr. Sarandos was Vice President of Product and Merchandising for Video City.
David Hyman has served as the Company’s General Counsel since 2002. Mr. Hyman also serves as the Company’s secretary. Prior to joining Netflix, Mr. Hyman served as General Counsel of Webvan, Inc., an Internet-based grocery delivery service. Mr. Hyman holds a J.D. and a B.A. degree from the University of Virginia.
Kelly Bennett has served as the Company's Chief Marketing Officer since July 2012 after nearly a decade at Warner Bros. where he was most recently Vice President Interactive, World Wide Marketing with the pictures group, leading international online campaigns for Warner Bros. movies. Before that Mr. Bennett ran digital marketing for Warner Bros. Pictures in Europe, the Middle East and Africa and worked in promotion and business development at the company. He previously held executive positions at

Dow Jones International and Ignition Media as well as being a partner in online marketing agency Cimex Media. Mr. Bennett is a graduate of Simon Fraser University.
Tawni Cranz has served as the Company's Chief Talent Officer since October 2012. Ms. Cranz joined Netflix in 2007 as a director and became Vice President of Talent in 2011. Prior to Netflix, she was HR director at Bausch & Lomb and held various human resources positions at FedExKinko's. Ms. Cranz holds an EMBA from Claremont University's Peter F. Drucker and Masatoshi Ito Graduate School of Management and a B.A. in Psychology from the University of California, Santa Barbara.
Bill Holmes has served as the Company's Chief Business Development Officer since June 2012. From September 2008 to June 2012, Mr. Holmes served as Vice President, Business Development. Prior to joining Netflix, Mr. Holmes served as Vice President Business Development & Strategy at DivX, Inc. where he oversaw the launch and global adoption of the DivX Certified program into hundreds of millions of consumer electronics devices. Mr. Holmes holds a B.A. degree from Trinity University.
Jonathan Friedland has served as the Company’s Chief Communications Officer since January 2012. Mr. Friedland joined Netflix in February 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland has a MSc. Economics from the London School of Economics and a B.A. from Hampshire College.
There are no family relationships among any of our directors, nominees for director and executive officers.
Board Meetings and Committees
The Board held seven meetings during 2012. Each Board member attended at least 75% of the aggregate of the Board meetings and meetings of the Board committees on which such director served in 2012.
As of the date of this Proxy Statement, the Board has four standing committees: (1) the Compensation Committee; (2) the Audit Committee; (3) the Nominating and Governance Committee; and (4) the Stock Option Committee.
Compensation Committee
The Compensation Committee of the Board consists of three non-employee directors: Messrs. Battle, Haley (Chairman) and Hoag. The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and directors of the Company. The Compensation Committee may not delegate these duties. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held four meetings in 2012. Each member attended all of the Compensation Committee meetings held in 2012.
The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.
Audit Committee
The Audit Committee of the Board consists of three non-employee directors: Messrs. Haley, Barton and Ms. Mather (Chairman), each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. Mr. Barton succeeded Mr. Giancarlo who served on the Audit Committee prior to the expiration of his term in June 2012. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended.
The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met six times in 2012. Mr. Haley and Ms. Mather attended all of the Audit Committee meetings in 2012. Mr. Giancarlo attended all of the meetings held during the time that he was a member of the Audit Committee prior to the expiration of his term in June 2012, and Mr. Barton attended all of the meetings held during the time that he was a member of the Audit Committee.
The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.
Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of two non-employee directors, Messrs. Barton and Hoag (Chairman). The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2012 and all the meetings were attended by both members.
The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.
Stock Option Committee
The Stock Option Committee of the Board consists of one employee director: Mr. Hastings. The Stock Option Committee has authority to review and approve the stock options granted to employees, other than to directors or executive officers of the Company pursuant to the Company’s option grant program. The Board has also authorized certain executive officers to review and approve these stock options on behalf of the Stock Option Committee. The Board retained the power to adjust, eliminate or otherwise modify the Company’s option granting practices, any option allowance or portions thereof not previously granted, including without limitation the monthly option formula.
The Stock Option Committee did not hold meetings in 2012. The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.
The Compensation Committee consists of Messrs. Haley, Hoag and Battle, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Haley, Hoag or Battle had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Haley, Hoag and Battle, the Company’s Chief Executive Officer and Chief Talent Officer participated in the executive compensation process as described below in the section entitled “Compensation Discussion and Analysis.”
Director Independence
The Board has determined that each of Messrs. Barton, Battle, Haley and Hoag and Ms. Mather is independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. See “Procedures for Approval of Related Party Transactions” in this Proxy Statement for more information.
Consideration of Director Nominees
Stockholder Nominees
The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and addressed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.
Director Qualifications
In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as differences in viewpoint, professional experience, education, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin.
Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at periodic meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.
Communications with the Board
The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.
Policy Regarding Director Attendance at the Annual Meeting
The Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm.
The Role of the Board in Risk Oversight
The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.
The Board’s Leadership Structure
The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, the Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag's responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the chief executive officer about discussions among the independent directors;

•	helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of Netflix, Inc. for the year ending December 31, 2013. The Company is submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. Prior to such time, KPMG LLP (“KPMG”) served as our independent registered public accounting firm. The Company does not expect that a representative from KPMG will be present at the Annual Meeting.
The Company’s Bylaws do not require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee at its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Principal Accountant Fees and Services
During 2012 and 2011 fees for services provided by the Company's independent registered public accounting firms were as follows (in thousands):

	Ernst & Young 2012	KPMG 2011
Audit Fees	$1,327	$2,300
Audit Related Fees	—	270
Tax Fees	596	94
Total	$1,923	$2,664
Audit Fees include amounts related to the audit of the Company's annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in the Company's Quarterly Reports on Form 10-Q.
Audit Related Fees include amounts related to accounting consultations and services rendered in connection with the Company's issuance of zero coupon senior convertible notes and public offering of common stock in 2011.
Tax Fees include fees billed for tax compliance, tax advice and tax planning services.
There were no other fees billed by Ernst & Young or KPMG for services rendered to the Company, other than the services described above, in 2012 and 2011.
The Audit Committee has determined that the rendering of non-audit services by Ernst & Young and KPMG was compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2012 services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy, and in 2011 services provided by KPMG were pre-approved by the Audit Committee in accordance with this policy.
Vote Required; Recommendation of the Board

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PROPOSAL THREE
ADVISORY APPROVAL OF EXECUTIVE OFFICER COMPENSATION
Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and related tables and disclosure included in this proxy statement. Stockholders may abstain by checking the box labeled “abstain” on the proxy.
As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).
As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.
Vote Required
The affirmative vote of the holders of a majority of the Votes Cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. Michael P. McCauley, The Florida State Board of Administration, 1801 Hermitage Boulevard, Tallahassee, FL 32308, the beneficial owner of no less than 90,890 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.
RESOLVED, that shareholders of Netflix, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis.
Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT
The proponent of this resolution is the Florida State Board of Administration. The Shareholder Rights Project submitted the resolution on behalf of the Florida State Board of Administration.
The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.
According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000 to 2012, and during the period January 1, 2011 to June 30, 2012:

•	More than 50 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.
The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).
Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.
Please vote for this proposal to make directors more accountable to shareholders.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO REPEAL THE CLASSIFIED BOARD.
The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and its stockholders.

The Board believes that maintaining our classified board is in the best interest of stockholders. In particular, the Board believes that a classified board encourages directors to look to the long-term best interest of Netflix and its stockholders by strengthening the independence of non-employee directors against the often short-term focus of special interests. In addition, a classified board allows for a stable and continuous Board, providing institutional perspective both to management and other directors. The Board also believes that a classified board reduces vulnerability to hostile and potentially abusive takeover tactics, by encouraging persons seeking control of Netflix to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all stockholders. These benefits are particularly important for our stockholders as Netflix operates in a highly competitive and extremely dynamic marketplace.
The proponents of the foregoing proposal list empirical studies for support, however, other empirical studies provide support for maintaining a classified board. The proponents acknowledge the Becher, Bates and Lemmon study, which concluded that companies with classified boards are acquired at an equivalent rate as targets with a single class of directors, yet target stockholders of companies with classified boards receive a larger proportional share of total value gains from a merger as compared to target stockholders of companies with a single class of directors. This suggests, as the Board believes, that classification improves bargaining power of target companies. Thomas W. Bates, David A. Becher, and Michael L. Lemmon, Board Classification and Managerial Entrenchment; Evidence from the Market for Corporate Control (September 2007), HKUST Business School Research Paper No. 07-05.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Four.

PROPOSAL FIVE
STOCKHOLDER PROPOSAL FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. Anne Sheehan, California State Teachers' Retirement System, 100 Waterfront Place MS-04 West Sacramento, CA 95605, the beneficial owner of no less than 162,000 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.

BE IT RESOLVED:
That the shareholders of Netflix, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:
In order to provide shareholders a meaningful role in director elections, the Company's current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company's current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because "withheld" votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.
In response to strong shareholder support a substantial number of the nation's leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.
CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder's role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors' accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.
Please vote FOR this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.
The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and its stockholders.
The Board does not believe that majority voting in the uncontested election of directors augments the role of stockholders in the election of directors and that adopting such a majority voting standard introduces unnecessary legal uncertainty into the Company's corporate governance.
Plurality voting is the default standard under Delaware law for the election of directors. It assures that a corporation does not have “failed elections.” That is, an election in which a director is not chosen and a vacancy on the board results. If directors are not elected or otherwise required to resign upon failing to receive a majority of votes cast, as indicated by the current proposal, the Company may face legal uncertainty as to satisfying certain Nasdaq listing requirements or other corporate governance regulations, such as those relating to the independence of directors, committee composition or the maintenance of an audit committee financial expert. Under the current plurality voting standard, stockholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. Institutional and retail investors successfully utilize withhold vote campaigns to influence corporate policies and director elections. The use of withhold votes, as opposed to implementation of majority voting, provides the Board with flexibility in appropriately responding to stockholder dissatisfaction without concern for potential corporate governance complications arising from a failed election. In addition, stockholders who are truly dissatisfied with director candidates have the ability to nominate alternative candidates and also may make recommendations for nominations directly to the Company's Nominating and Governance committee.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Five.

PROPOSAL SIX
STOCKHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIR
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. John C. Liu, The City of New York, 1 Centre Street, New York, NY 10007, the beneficial owner of no less than 202,000 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.
INDEPENDENT BOARD CHAIR
Submitted by John C. Liu, Comptroller, City of New York, on behalf of the New York City Pension Funds
RESOLVED: Shareholders of Netflix, Inc. request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.
SUPPORTING STATEMENT
The role of the CEO is to run the company. The role of the board of directors is to provide independent oversight of management and the CEO.
At present, the Company's CEO also serves as chairman of the board, a conflict of interest that we believe can result in excessive management influence on the board and weaken the board's independent oversight of management. The consequences can include higher executive compensation, lower shareholder returns, more aggressive risk-taking, and ultimately less sustainable companies for the long-term.
According to a June 2012 study of 180 North American companies with market capitalization over $20 billion ("The Costs of a Combined Chair/CEO," GMI Ratings), shareholders pay out more when there is a non-independent chair at the helm. The median total compensation paid to a combined chair/CEO was $16.1 million, 73% more than the $9.3 million paid in total to the positions of CEO and an independent chair.
Companies with a separate chair (independent or non-independent) and CEO also appear to perform better and to be more sustainable over the longer term, according to the GMI study. The 5-year total shareholder return was found to be 28% higher, and the GMI risk ratings lower, at these companies.
Board leadership structure in the U.S. is trending towards an independent chair. Twenty-one percent of S&P 500 companies now have an independent chair compared to 9% in 2003 (Spencer Stuart Board Index). Approximately 73% of directors on boards with an independent chair believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors) and more than 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).
Despite these strides, the U.S. lags the rest of the world in adopting this best practice. Companies with independent board chairs comprise 76% of FTSE 100 index in the United Kingdom, 55% of the Toronto Stock Exchange 60, and 50% for German DAX 30 index, according to findings by Deloitte (Board Leadership: A Global Perspective, 2011).
We urge shareholders to support this proposal for an independent board chairman.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIR.
The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and its stockholders.
The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, it currently believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution.

The Board recently created a position of lead independent director and has appointed Jay Hoag to serve in such capacity. The lead independent director's responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•
chairing executive sessions of the independent directors; providing feedback and perspective to the chief executive officer about discussions among the independent directors; and helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.
The Board believes that the appointment of a lead independent director augments its current governance oversight practices and provides substantially the same benefits sought by the proponents (e.g., mitigate excessive management influence on the board and strengthen independent oversight of management) without eliminating the benefits of combining the Chairman and Chief Executive Officer responsibilities.
In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions. The Board is comprised of a majority of independent directors and all members of the Audit, Compensation and Nominating and Governance Committees are independent. As a result, the oversight of critical issues such as the integrity of our financial statements, the efficacy of our enterprise risk management, executive compensation decisions (including for Mr. Hastings), and the development and implementation of our corporate governance policies and practices is entrusted to independent directors. Furthermore, our independent directors routinely meet outside the presence of executive management to review various matters, including management performance and effectiveness.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Six.

PROPOSAL SEVEN
STOCKHOLDER PROPOSAL FOR PROXY ACCESS FOR SHAREHOLDERS
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of no less than 100 shares of the Company’s common stock, has notified the Company of her intent to present the following proposal at the Annual Meeting.
Proposal 7 - Proxy Access for Shareholders
WHEREAS, Our company's stock price has been in relative decline since June 2011. Our CEO chairs the board. A June 2012 report by GMI Ratings found that companies with a separate CEO and chair provide investors with five-year shareholder returns nearly 28% higher than those with combined roles. Our company has a classified board elected on a plurality basis. Shareowners cannot call a special meeting or take action by written consent. A supermajority is required to amend specific bylaws. These poor governance policies make it difficult for shareowners to hold individual board members accountable. It is time we allowed shareowners to nominate conscientious independent directors who will move our company forward.
RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:
1. The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board's nominees, alphabetically by last name, nominees of:
a. Any party of one or more shareowners that has collectively held, continuously for two years, at least one percent but less than five percent of the Company's securities eligible to vote for the election of directors, and/or
b. Any party of shareowners of whom 50 or more have each held continuously for one year a number of shares of the Company's stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least one half of one percent but less than five percent of the Company's securities eligible to vote for the election of directors.
2. For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such party.
3. Parties nominating under l(a) may collectively, and parties nominating under l(b) may collectively, make nominations numbering up to 24% of the company's board of directors. If either group should exceed its 24% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.
4. If necessary, preference among l(a) nominators will be shown to those shareowners/groups holding the greatest number of the Company's shares for at least two years, and preference among 1(b) nominators will be shown to those groups with the greatest number of shareowners who have each held continuously for one year a number of shares of the Company's stock that, at some point within the preceding 60 days, was worth at least $2,000.
5. Nominees may include in the proxy statement a 500 word supporting statement.
6. Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company's governing documents.
Please vote to protect shareholder value:
Proxy Access for Shareholders - Proposal 7
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR PROXY ACCESS FOR SHAREHOLDERS.
The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and its stockholders.
The Nominating and Governance Committee is responsible for evaluating, proposing and approving nominees for election to the Company's Board of Directors. In undertaking this responsibility, the committee has a fiduciary duty to act in the best interests of all stockholders. Stockholders with access to the Company's proxy do not have a similar fiduciary duty. These stockholders can nominate directors who advance their own specific agenda without regard to the best interest of the Company and its stockholders or to the overall composition of the Board, including expertise and diversity considerations. In determining director nominees, the Nominating and Governance Committee takes into consideration the business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and other areas that contribute to an effective Board. The Board believes that the Nominating and Governance Committee is in the best position to evaluate and propose director nominees and that providing access to the Company's proxy for stockholder nominations not nominated by the Nominating and Governance Committee will undermine the value to stockholders of this selection and nomination process. Stockholders already have the opportunity to recommend director candidates for consideration by the Nominating and Governance Committee. Furthermore, our bylaws also provide the opportunity for stockholders to nominate directors for consideration at annual meetings of stockholders and to solicit proxies in favor of such nominees.
With respect to the proponent's specific proposal, the Board believes that it is seriously flawed. In particular, the proposal provides access to stockholders that have an extremely limited interest in the Company. The thresholds proposed by the proponent require that a stockholder own only 1% of our outstanding shares for a minimum of two years, or a group of 50 or more stockholders own as little as $2,000 each of our outstanding shares for one year. These thresholds are substantially lower than the thresholds adopted by the SEC in its 2010 proxy access rules (the “SEC Proxy Access Rules”). While the SEC Proxy Access rules were subsequently withdrawn, they would have required a minimum ownership of 3% of our outstanding shares held for at least three years. The low thresholds contained in the proponent's proposal do not demonstrate sufficient sustained long-term commitment, even under the SEC Proxy Access Rules, to warrant providing a stockholder with access to the Company's proxy statement. Allowing stockholders with such an immaterial investment in Netflix to make nominations using the Company's proxy heightens the Board's concern regarding the potential for nomination and election of directors focused on special interests. Further, unlike the SEC Proxy Access Rules, the proponent's proposal would not require that nominating stockholders disclaim any intent to effect a change in control, which could prevent such stockholders' intentions from being fully transparent to all stockholders. The low thresholds could also result in the inclusion of multiple proxy access nominees in the Company's proxy materials, making the nominating and election process unwieldy, confusing and uncertain for our stockholders, or turning every election into a proxy contest. Thus, the proposal's thresholds subject us to potentially significant additional expense and diversion of management time and energy in managing such elections.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Seven.

PROPOSAL EIGHT
STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE RIGHT
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of no less than 70 shares of the Company’s common stock, has notified the Company of his intent to present the following proposal at the annual meeting.
Proposal 8 - Simple Majority Vote Right
RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.
Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won our 72% support at our 2012 annual meeting. This proposal topic also won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included James McRitchie and Ray T. Chevedden. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority that seeks to improve to our corporate governance.
This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:
GMI/The Corporate Library, an independent investment research firm, was concerned with our executive pay — a whopping $43 million for Reed Hastings.
The only equity given to our highest paid executives for a number of years consisted of stock options — $9 million for Reed Hastings. Our highest paid executives gained $61 million on the exercise of 300,000 stock options. Equity pay should have job performance requirements to align with shareholder interests. Plus market-priced stock options could pay off due to a rising market alone, regardless of an executive's performance. Directors Timothy Haley and Ann Mather apparently did not believe in owning stock.
Our corporate governance committee has apparently been out to lunch on this topic since 2011 when the 72% vote came in on this proposal topic. This committee was under the leadership of Jay Hoag. Mr. Hoag also played a key role in our new poison pill adopted in November 2012 which would make it more difficult for us to get a profitable offer for our stock.
Meanwhile Mr. Hoag only had to face election once in 3-years and only needed one vote from our 55 million shares to be reelected. Timothy Haley, who was 50% of our audit committee, was reelected when he received a record 39% in negative votes. Mr. Haley and a total of 4 directors had 10 to 15 years long tenure. Director independence erodes after 10-years. GMI said long-tenure hinders director ability to provide effective oversight. A more independent perspective would be a priceless asset for our board of directors.
Please vote to protect shareholder value:
Simple Majority Vote Right - Proposal 8
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE RIGHT.
The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and its stockholders.
The Board believes that this stockholder proposal seeking to adopt a simple majority vote in all cases requiring more than a simple majority would not be in the best interests of the Company and its stockholders. A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company's stockholders. The Company's Restated Certificate of Incorporation does, however, require a 66 2/3% “supermajority” vote for certain fundamental changes to the corporate governance posture of the Company, including the procedures for calling stockholder meetings, altering the size of the Board and removing directors. The supermajority voting requirements were adopted by our stockholders and were intended to preserve and maximize the value of the Company for all stockholders and to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The Board continues to believe these requirements are appropriate and in the best interest of all stockholders; therefore, the Board opposes this stockholder proposal.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Eight.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 10, 2013 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Summary Executive Compensation” table, which we refer to as the Named Executive Officers, and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2013 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	6,683,485	11.90%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	5,636,092	10.04%
Carl C. Icahn (3) 767 Fifth Ave Suite 4700 New York New York 10153	5,541,066	9.87%
Davis Selected Advisers, L.P (4) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	3,937,721	7.01%
The Vanguard Group, Inc. (5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,162,617	5.63%
Reed Hastings (6)	2,610,655	4.52%
Jay C. Hoag (7) 528 Ramona Street Palo Alto, CA 94301	2,418,310	4.13%
Neil Hunt (8)	228,933	*
Ted Sarandos (9)	165,117	*
Leslie Kilgore (10)	103,111	*
A. George (Skip) Battle (11)	99,841	*
David Hyman (12)	69,895	*
Richard N. Barton (13)	54,515	*
Timothy M. Haley (14) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	54,361	*
David Wells (15)	48,425	*
Bill Holmes (16)	27,663	*
Ann Mather (17)	10,509	*
Tawni Cranz (18)	9,127	*
Jonathan Friedland (19)	4,528	*
Kelly Bennett (20)	4,077	*
All directors and executive officers as a group (15 persons) (21)	5,909,067	9.72%

*	Less than 1% of the Company’s outstanding shares of common stock.

(1)	As of December 31, 2012, based on information provided by Capital Research Global Investors in the Schedule 13G filed February 13, 2013.

(2)
As of December 31, 2012, based on information provided by T. Rowe Price Associates, Inc. in the Schedule 13G filed March 11, 2013. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D filed jointly with the SEC by High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn on November 19, 2012.

(4)	As of December 31, 2012, based on information provided by Davis Selected Advisers, L.P. in the Schedule 13G filed February 14, 2013.

(5)	As of December 31, 2012, based on information provided by The Vanguard Group Inc. in the Schedule 13G filed February 12, 2013.

(6)	Includes options to purchase 1,568,440 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the record holder of 1,042,215 of the Company’s shares.

(7)
Includes (i) 1,525,597 shares convertible from $130,893,000 Zero Coupon Senior Convertible Notes Due 2018 (the “Notes") that are directly held by TCV VII, L.P. ("TCV VII"), (ii) 792,269 shares convertible from $67,975,000 Notes that are directly held by TCV VII (A), L.P. ("TCV VII (A)"), (iii) 13,194 shares convertible from $1,132,000 Notes that are directly held by TCV Member Fund, L.P. ("Member Fund"), (iv) options to purchase 11,000 shares held by Jay C. Hoag, (v) 63,854 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (vi) 12,396 shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay Hoag and eight other individuals (the "Class A Directors") are Class A Directors of Technology Crossover Management VII, Ltd. ("Management VII") and limited partners of Technology Crossover Management VII, L.P. ("TCM VII") and Member Fund. Management VII is the general partner of TCM VII, which is the general partner of TCV VII and TCV VII (A). Management VII is also a general partner of Member Fund. The Class A Directors, Management VII and TCM VII may be deemed to beneficially own the Notes and the underlying shares held by TCV VII, TCV VII (A) and Member Fund, but each of the Class A Directors, Management VII and TCM VII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) 100% of the pecuniary interest in 11,000 of such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Includes options to purchase 147,147 shares.

(9)	Includes options to purchase 165,117 shares.

(10)	Includes options to purchase 72,455 shares.

(11)	Includes options to purchase 82,341 shares. Mr. Battle is a trustee of the A. George Battle 2011 Separate Property Trust, which is the record holder of 16,000 of the Company’s shares.

(12)	Includes options to purchase 64,665 shares.

(13)	Includes options to purchase 48,172 shares.

(14)	Includes options to purchase 54,361 shares.

(15)	Includes options to purchase 48,425 shares.

(16)	Includes options to purchase 27,663 shares.

(17)	Includes options to purchase 10,509 shares.

(18)	Includes options to purchase 9,127 shares.

(19)	Includes options to purchase 4,528 shares.

(20)	Includes options to purchase 4,077 shares.

(21)	Includes, without duplication, the shares and options listed in footnotes (6) through (20) above.

COMPENSATION DISCUSSION AND ANALYSIS
Philosophy
The Company’s compensation philosophy, which is the same for its Named Executive Officers and all other salaried employees, is premised on the Company’s desire to attract and retain outstanding performers. As such, the Company aims to provide highly competitive compensation packages for all its key positions, including its Named Executive Officers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options granted by the Company.
In addition, the Company believes that to attract and retain outstanding performers, it must provide a challenging work environment. To this end, the Company strives to maintain a high-performance culture; that is, an environment in which employees excel in articulated performance values. Below is a list of the Company’s articulated performance values (including the explanations of those values provided to employees). The Company evaluates employee performance, including that of the Named Executive Officers, in light of these performance values.
1. Judgment

•	You make wise decisions (people, technical, business, and creative) despite ambiguity

•	You identify root causes, and get beyond treating symptoms

•	You think strategically, and can articulate what you are, and are not, trying to do

•	You smartly separate what must be done well now, and what can be improved later
2. Innovation

•	You re-conceptualize issues to discover practical solutions to hard problems

•	You challenge prevailing assumptions when warranted, and suggest better approaches

•	You create new ideas that prove useful

•	You keep us nimble by minimizing complexity and finding time to simplify
3. Impact

•	You accomplish amazing amounts of important work

•	You demonstrate consistently strong performance so colleagues can rely upon you

•	You focus on great results rather than on process

•	You exhibit bias-to-action, and avoid analysis-paralysis
4. Curiosity

•	You learn rapidly and eagerly

•	You seek to understand our strategy, market, subscribers and suppliers

•	You are broadly knowledgeable about business, technology and entertainment

•	You contribute effectively outside of your specialty
5. Communication

•	You listen well, instead of reacting fast, so you can better understand

•	You are concise and articulate in speech and writing

•	You treat people with respect independent of their status or disagreement with you

•	You maintain calm poise in stressful situations
6. Courage

•	You say what you think even if it is controversial

•	You make tough decisions without excessive agonizing

•	You take smart risks

•	You question actions inconsistent with our values
7. Honesty

•	You are known for candor and directness

•	You are non-political when you disagree with others

•	You only say things about fellow employees you will say to their face

•	You are quick to admit mistakes
8. Selflessness

•	You seek what is best for Netflix, rather than best for yourself or your group

•	You are ego-less when searching for the best ideas

•	You make time to help colleagues

•	You share information openly and proactively
9. Passion

•	You inspire others with your thirst for excellence

•	You care intensely about Netflix’s success

•	You celebrate wins

•	You are tenacious
Determining Total Compensation
In determining the appropriate level of total compensation for its Named Executive Officers, the Compensation Committee reviews and considers the performance of each Named Executive Officer in light of the Compensation philosophy outlined above. The Committee also evaluates comparative compensation data, which includes salary, equity and other compensation components from similarly situated companies. The Compensation Committee considers, for each Named Executive Officer, the estimated amount of total compensation:
(i)     the Company would be willing pay to retain that person;
(ii)    the Company would have to pay to replace the person; and
(iii)   the individual could otherwise command in the employment marketplace.
By evaluating the comparative compensation data in light of the foregoing factors, the Company believes it is better able to tailor its compensation determinations with the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual Named Executive Officer.
The Chief Executive Officer and the Chief Talent Officer review comparative data derived from market research and publicly available information and discuss the factors listed above for each Named Executive Officer. The Chief Executive Officer then makes recommendations to the Compensation Committee regarding total compensation for each Named Executive Officer. The Compensation Committee reviews and discusses the information and determines the total compensation for each Named Executive Officer as it deems appropriate.
The Compensation Committee is also mindful of the results of the shareholder’s Advisory Vote on Executive Compensation during the prior year. Total compensation is expressed in a dollar-denominated amount, but as described below, may be allocated between the two primary elements of the Company’s compensation program: salary and stock options.
In 2013, 2012 and 2011, comparative compensation data for helping determine total compensation was derived from Compensia, a management consulting firm providing executive compensation advisory services. The Compensation Committee retained Compensia to review the competitiveness of the Company’s executive compensation program and to help the Committee in determining the total compensation for each Named Executive Officer. For 2013 compensation, Compensia examined a single group of peer group companies, the selection of which was based upon having, as of August 2012, a market capitalization and revenue of approximately 0.5 to 2 times that of the Company. This peer group was compromised of the following companies: Advanced Micro Devices, AOL, Autodesk, BMC Software, Brocade Communications Systems, EchoStar, Electronic Arts, Expedia, Freescale Semiconductor, Groupon, IAC/InterActive Corp., JDS Uniphase, KLA-Tencor, LSI, Marvell Technology Group and NVIDIA. Total fees paid to Compensia were less than $120,000 in each year.
The Company does not specifically benchmark compensation for its Named Executive Officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. The Company believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination. Nonetheless, this comparative compensation data is valuable in that it provides the Company with insight into ranges and components of total compensation as well as confirms the reasonableness of the Company’s own compensation decisions.
The Chief Executive Officer’s total compensation is determined by the Compensation Committee without the presence of the Chief Executive Officer. The Committee’s decision regarding total compensation for the Chief Executive Officer is based on the philosophy outlined above as well as the review and data provided by Compensia. The accomplishments of the Chief Executive

Officer in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management are also considered.
The Company’s compensation practices, including its performance values, are evaluated on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in a refinement of the Company’s articulation of its performance values or a determination that it is appropriate to adjust total compensation or otherwise modify the methods of granting equity incentives. Individual employee performance, including that of our Named Executive Officers, is also evaluated on an ongoing basis. To the extent such performance exceeds or falls short of the Company’s performance values, the Company may take action that includes, in the case of star performers, promotions or increases in total compensation or, in the case of under performers, demotion, a reduction in total compensation or termination.
Elements of Total Compensation
After determining the total compensation amount for each Named Executive Officer by the method described above, the total compensation amount for each individual is divided into the two key elements of salary and stock options. This allocation is made pursuant to the compensation preferences of each Named Executive Officer who selects a combination of salary and stock options within the parameters of their total compensation. For 2013, the Compensation Committee limited the Company's executive officers, including the Named Executive Officers, from allocating no more than 50% of their total compensation toward stock options. The amount of total compensation allocated to salary is considered cash compensation and paid through payroll during the year on a bi-weekly basis. The amount of total compensation allocated to stock options is referred to as the stock option allowance and while it is expressed in a dollar denomination, it is merely used by the Company to calculate the number of stock options to be granted in the manner described below. The stock option allowance amount is not available to the employees as cash compensation, except in instances where severance payments are made and as otherwise set forth in the Executive Severance and Retention Incentive Plan described below.
The Company does not currently provide a program of performance bonuses for its Named Executive Officers. The Company expects all individuals to perform at a level deserving of a bonus and therefore such bonus amounts are taken into consideration in determining total compensation for the Company's employees.
All employees who are eligible to receive stock options as part of their compensation package may request any combination of salary and stock options. The Company (or in the case of the Named Executive Officers, the Compensation Committee) retains the right to adjust the requests or otherwise modify or eliminate the monthly stock option awards.
After determining the amount of total compensation to be allocated to stock options, the Named Executive Officers receive monthly option grants pursuant to the Company’s monthly option grant program. Under this program, the Named Executive Officers receive, on the first trading day of the month, fully vested options granted at fair market value as reflected by the closing price on the date of the option grant. The number of stock options to be granted monthly will fluctuate based on the fair market value on the date of the option grant. The actual number of options to be granted is determined by the following formula: the monthly dollar amount of the stock option allowance / ([fair market value on the date of option grant] * 0.20). For stock option accounting purposes, the dollar value of stock options granted by the Company are appreciably higher than the dollar value of the Stock Option Allowance (please compare “Summary Executive Compensation” table provided in this Proxy Statement with the table listed below). While any valuation of options is inherently subjective, the Company believes that its formula for granting options helps encourage stock ownership and therefore serves as an effective vehicle for helping align stockholder interests with the compensation of employees. Furthermore, because the stock options are granted at fair market value on the date of the option grant and are not generally transferable, they are only of value to the recipient through an increase in the market value of the Company’s common stock, thereby linking that element of compensation to Company performance.
As shown in the table below, the Company’s Named Executive Officers receive a significant portion of their total compensation in the form of stock options. The Company believes that equity ownership, including stock and stock options, helps align the interest of the Named Executive Officers with those of the Company’s stockholders and is a good mechanism to link executive compensation to long-term company performance.
In 2011 and 2012, the salary and stock option components for the Named Executive Officers were allocated as follows (please see the “Summary Executive Compensation” table provided in this Proxy Statement for a complete description of the compensation of the Named Executive Officers in 2011 and 2012):

Name and Position	2011 Annual Salary	2011 Annual Stock Option Allowance	2011 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$500,000	$3,000,000	$250,000
Neil Hunt Chief Product Officer	1,000,000	900,000	75,000
Leslie Kilgore Chief Marketing Officer	802,000	1,098,000	91,500
Ted Sarandos Chief Content Officer	903,362	1,396,638	116,387
David Wells Chief Financial Officer	400,000	350,000	29,167

Name and Position	2012 Annual Salary	2012 Annual Stock Option Allowance	2012 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$500,000	$1,500,000	$125,000
Neil Hunt Chief Product Officer	1,000,000	1,500,000	125,000
David Hyman General Counsel and Secretary	820,000	480,000	40,000
Ted Sarandos Chief Content Officer	1,000,000	1,800,000	150,000
David Wells Chief Financial Officer	490,000	510,000	42,500
In 2013, the salary and stock option components for the Named Executive Officers are being allocated as follows:

Name and Position	2013 Annual Salary	2013 Annual Stock Option Allowance	2013 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$2,000,000	$2,000,000	$166,667
Neil Hunt Chief Product Officer	1,750,000	1,250,000	104,167
David Hyman General Counsel and Secretary	848,000	552,000	46,000
Ted Sarandos Chief Content Officer	2,200,000	1,800,000	150,000
David Wells Chief Financial Officer	770,000	330,000	27,500
Vested stock options granted before June 30, 2004 can be exercised up to three (3) months following termination of employment. Vested stock options granted after June 30, 2004 and before January 1, 2007 can be exercised up to one (1) year following termination of employment. Vested stock options granted on or after January 1, 2007 can be exercised up to ten (10) years following grant regardless of employment status. The Company believes that this increase in the life of the options enhances the value of such options for each employee and thereby encourages equity ownership in the Company which is helpful in aligning the interests of employees with that of the Company. The Company does not believe that staggered vesting of stock options or early expiration of options following termination has a material impact on retention. The Company believes that creating a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including its Named Executive Officers.
The Company utilizes salary and stock options as its key compensation components in order to be competitive within the marketplace. Similarly situated companies typically offer executive officers an equity component as part of their overall compensation and as such, the Company believes it is important to provide this opportunity to its employees, including the Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, the Company believes it is better able to take into consideration personal compensation preferences and thereby offer a more compelling total compensation package. In addition, offering grants monthly provides employees with a “dollar-cost averaging” approach to the price of their option grants. Option grants made on an infrequent basis are more susceptible to the whims of market timing and fluctuations. By granting options each month, the Company believes it alleviates to a great extent the arbitrariness of option timing and the potential negative employee issues associated with “underwater” options.
Each Named Executive Officer, like all of the Company's employees, receives an additional $10,000 in annual compensation not reflected above that may be used to defray the cost of health benefits previously paid by the Company. Any portion of this allowance not utilized towards the cost of health care benefits will be paid as salary.
In addition to salary and stock options, all exempt employees, including Named Executive Officers, also have the opportunity to participate in the Company’s 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 3% of his or her compensation to the 401(k) fund. Each of the Named Executive Officers except for the Chief Executive Officer participated in this program in 2012 and therefore the Company matched the 401(k) contributions as shown in the tables of this Proxy Statement.
The Company also maintains a group term life insurance policy for all full-time employees, and a portion of the taxable amounts attributable to each Named Executive Officer is shown in the tables in this Proxy Statement.
Termination-Based Compensation and Change in Control Retention Incentives
The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Under this plan, each employee of the Company at the level of Vice President or higher is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of base pay and nine (9) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.
In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of base pay and twelve (12) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee.
The Company also has a plan for its director level employees that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six (6) months of base pay and six (6) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. While director level employees are not guaranteed any severance, to the extent any severance is provided, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.
The Company believes that it was appropriate to make such payment upon the single-trigger event of a change in control in order to reduce distractions associated with the uncertainty surrounding change in control transactions and to reduce potential conflicts that might otherwise arise when a Company executive must rely on the decisions of the acquiring company for either continued employment or severance.
The benefits owing under the plans are to be paid to the beneficiary by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. The Company believes that benefits under the Company’s Amended and Restated Executive Severance and Retention Incentive Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Plan is an important element in advancing the Company’s overall compensation philosophy of attracting and retaining outstanding performers. Each of the terms “base pay,” “cause” and “change in control” are defined in the plan, a copy of which is attached as Exhibit 10.10 to the Company’s Form 10-K filed on January 31, 2013.
Tax Considerations
The Compensation Committee considered the potential impact of Section 162(m) of the Internal Revenue Code on executive officer compensation. Section 162(m) generally disallows a tax deduction for compensation that we pay to our Chief Executive Officer or any of the next three most highly compensated executive officers to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under Section162(m). The Company's stock options grants are intended to qualify as performance-based under Section 162(m); however, cash compensation paid to the Company's executive officers in excess of $1 million is not intended to qualify as performance-based. Prior to 2013, no executive officers received cash compensation in excess of $1 million. In 2013, the Compensation Committee determined that it was appropriate and in the best interest of shareholders to allow cash compensation to exceed $1 million. In permitting cash compensation to exceed $1 million, the Compensation Committee determined that, at present, the amount of tax deduction lost to the Company did not warrant the costs associated with establishing and implementing a “bonus” program. Furthermore, the Compensation Committee determined that the current compensation program remained effective at attracting and maintaining executive talent. The Compensation Committee will continue to evaluate the implications of 162(m) on the Company and its compensation program.
The Committee's Consideration of the 2012 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers
In 2012, 96% of the shares voted approved the compensation of our named executive officers. At the time of the 2012 vote, the Committee had already approved the design and goals of our executive compensation program for 2012. The Committee reviewed these voting results and concluded that the 2012 vote affirmed shareholder support of the Company’s approach to executive compensation and did not materially change its compensation policies and decisions with respect to 2013.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS
Summary Executive Compensation
The following summary executive compensation table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer (the Company’s principal executive officer), (ii) the Chief Financial Officer (the Company’s principal financial officer), and (iii) the Company’s other named executive officers listed below. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Reed Hastings	2012	$509,615	$5,033,860	$966	(2)	$5,544,441
Chief Executive Officer,	2011	500,000	8,788,080	966	(2)	9,289,046
President, Chairman of the Board	2010	519,231	4,996,988	414	(2)	5,516,633
Neil Hunt	2012	1,009,615	4,476,661	8,466	(3)	5,494,742
Chief Product Officer	2011	994,872	2,595,553	7,980	(4)	3,598,405
	2010	864,103	1,118,333	7,620	(5)	1,990,056
David Hyman	2012	822,692	1,451,559	4,242	(6)	2,278,493
General Counsel	2011	641,538	1,025,278	7,495	(7)	1,674,311
	2010	677,231	299,851	7,530	(8)	984,612
Ted Sarandos	2012	1,005,898	5,455,957	10,548	(9)	6,472,403
Chief Content Officer	2011	903,233	4,009,802	14,480	(10)	4,927,515
	2010	900,000	1,460,040	14,120	(11)	2,374,160
David Wells	2012	496,154	1,533,778	7,920	(12)	2,037,852
Chief Financial Officer	2011	411,058	983,464	7,770	(13)	1,402,292
	2010	358,000	153,960	7,512	(14)	519,472

(1)
Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year. The dollar amounts set forth in the Option Awards column are different than the stock option allowance amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allowance amounts are reflective of the total compensation amount attributable to stock option grants, not the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 7 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation” in the Company’s Form 10-K filed with the SEC on January 31, 2013.

(2)	Includes taxable amounts attributable to the employee under our group term life insurance policy.

(3)	Includes $7,500 representing our matching contribution made under our 401(k) plan and $966 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(4)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $630 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(5)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $270 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(6)	Includes $3,612 representing our matching contribution made under our 401(k) plan, and $630 for taxable amounts attributable to Mr. Hyman under our group term life insurance policy.

(7)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $145 for taxable amounts attributable to Mr. Hyman under our group term life insurance policy.

(8)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $180 for taxable amounts attributable to Mr. Hyman under our group term life insurance policy.

(9)
Includes $3,418 representing our matching contribution made under our 401(k) plan, $630 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and a $6,500 auto allowance.

(10)
Includes $7,350 representing our matching contribution made under our 401(k) plan, $630 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and a $6,500 auto allowance.

(11)
Includes $7,350 representing our matching contribution made under our 401(k) plan, $270 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and a $6,500 auto allowance.

(12)	Includes $7,500 representing our matching contribution made under our 401(k) plan and $420 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

(13)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $420 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

(14)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $162 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.
Grants of Plan-Based Awards
The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2012. As described above in “Compensation Discussion and Analysis,” the Company grants employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These are the only awards made to the Named Executive Officers. The material terms of these grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Hastings, Reed	1/3/2012	17,303	$72.24	$796,005
Hastings, Reed	2/1/2012	5,083	122.97	398,049
Hastings, Reed	3/1/2012	5,543	112.75	397,956
Hastings, Reed	4/2/2012	5,484	113.97	389,875
Hastings, Reed	5/1/2012	7,682	81.36	389,872
Hastings, Reed	6/1/2012	9,929	62.95	389,887
Hastings, Reed	7/2/2012	9,211	67.85	385,724
Hastings, Reed	8/1/2012	11,468	54.50	385,748
Hastings, Reed	9/4/2012	11,175	55.93	385,755
Hastings, Reed	10/1/2012	11,151	56.05	371,659
Hastings, Reed	11/1/2012	8,045	77.69	371,661
Hastings, Reed	12/3/2012	8,223	76.01	371,669
Hunt, Neil	1/3/2012	5,191	72.24	238,806
Hunt, Neil	2/1/2012	5,083	122.97	398,049
Hunt, Neil	3/1/2012	5,543	112.75	397,956
Hunt, Neil	4/2/2012	5,484	113.97	389,875
Hunt, Neil	5/1/2012	7,682	81.36	389,872
Hunt, Neil	6/1/2012	9,929	62.95	389,887
Hunt, Neil	7/2/2012	9,211	67.85	385,724
Hunt, Neil	8/1/2012	11,468	54.50	385,748
Hunt, Neil	9/4/2012	11,175	55.93	385,755
Hunt, Neil	10/1/2012	11,151	56.05	371,659
Hunt, Neil	11/1/2012	8,045	77.69	371,661
Hunt, Neil	12/3/2012	8,223	76.01	371,669
Hyman, David	1/3/2012	2,076	72.24	95,504
Hyman, David	2/1/2012	1,626	122.97	127,332
Hyman, David	3/1/2012	1,774	112.75	127,363
Hyman, David	4/2/2012	1,755	113.97	124,768
Hyman, David	5/1/2012	2,458	81.36	124,747
Hyman, David	6/1/2012	3,177	62.95	124,753
Hyman, David	7/2/2012	2,948	67.85	123,452
Hyman, David	8/1/2012	3,670	54.50	123,447
Hyman, David	9/4/2012	3,576	55.93	123,442
Hyman, David	10/1/2012	3,568	56.05	118,920
Hyman, David	11/1/2012	2,574	77.69	118,913
Hyman, David	12/3/2012	2,631	76.01	118,918
Sarandos, Ted	1/3/2012	8,056	72.24	370,607
Sarandos, Ted	2/1/2012	6,099	122.97	477,611
Sarandos, Ted	3/1/2012	6,652	112.75	477,576
Sarandos, Ted	4/2/2012	6,581	113.97	467,864
Sarandos, Ted	5/1/2012	9,218	81.36	467,826
Sarandos, Ted	6/1/2012	11,914	62.95	467,833
Sarandos, Ted	7/2/2012	11,054	67.85	462,902
Sarandos, Ted	8/1/2012	13,761	54.50	462,877
Sarandos, Ted	9/4/2012	13,410	55.93	462,907

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Sarandos, Ted	10/1/2012	13,381	56.05	445,985
Sarandos, Ted	11/1/2012	9,654	77.69	445,993
Sarandos, Ted	12/3/2012	9,867	76.01	445,976
Wells, David	1/3/2012	2,019	72.24	92,882
Wells, David	2/1/2012	1,728	122.97	135,319
Wells, David	3/1/2012	1,885	112.75	135,332
Wells, David	4/2/2012	1,865	113.97	132,589
Wells, David	5/1/2012	2,612	81.36	132,563
Wells, David	6/1/2012	3,376	62.95	132,567
Wells, David	7/2/2012	3,132	67.85	131,157
Wells, David	8/1/2012	3,899	54.50	131,150
Wells, David	9/4/2012	3,799	55.93	131,140
Wells, David	10/1/2012	3,791	56.05	126,353
Wells, David	11/1/2012	2,735	77.69	126,351
Wells, David	12/3/2012	2,796	76.01	126,375
Option Exercises and Stock Vested
The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2012. All options are fully vested upon grant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	49,435	9.43	11/1/2014
Hastings, Reed	43,210	10.79	3/1/2015
Hastings, Reed	43,050	10.83	4/1/2015
Hastings, Reed	41,518	11.25	12/1/2014
Hastings, Reed	40,650	11.48	2/1/2015
Hastings, Reed	40,369	11.57	5/2/2015
Hastings, Reed	39,150	11.92	1/3/2015
Hastings, Reed	15,238	12.38	7/1/2013
Hastings, Reed	15,238	12.48	8/1/2013
Hastings, Reed	32,680	14.27	9/1/2014
Hastings, Reed	32,140	14.50	6/1/2015
Hastings, Reed	28,595	16.33	10/1/2014
Hastings, Reed	20,129	16.55	7/1/2015
Hastings, Reed	15,238	16.83	9/2/2013
Hastings, Reed	16,511	17.16	8/1/2017
Hastings, Reed	15,238	17.26	10/1/2013
Hastings, Reed	15,602	18.14	9/4/2017
Hastings, Reed	17,218	19.34	8/1/2015
Hastings, Reed	14,545	19.48	7/2/2017
Hastings, Reed	16,633	20.02	9/1/2016
Hastings, Reed	23,148	20.16	8/2/2014
Hastings, Reed	16,244	20.50	8/1/2016
Hastings, Reed	13,340	21.22	10/1/2017
Hastings, Reed	15,547	21.45	9/1/2015
Hastings, Reed	13,142	21.57	6/1/2017
Hastings, Reed	15,124	22.04	12/1/2018
Hastings, Reed	12,786	22.15	5/1/2017
Hastings, Reed	12,471	22.73	2/1/2017
Hastings, Reed	14,620	22.81	10/2/2016
Hastings, Reed	12,405	22.83	3/1/2017
Hastings, Reed	14,269	23.36	11/3/2018
Hastings, Reed	12,067	23.48	4/2/2017
Hastings, Reed	11,905	23.78	12/3/2017
Hastings, Reed	15,238	25.35	12/1/2013
Hastings, Reed	13,123	25.39	2/1/2018
Hastings, Reed	12,980	25.68	11/1/2015
Hastings, Reed	12,801	26.05	1/3/2016
Hastings, Reed	10,781	26.29	11/1/2017
Hastings, Reed	10,749	26.35	1/2/2018
Hastings, Reed	10,652	26.61	1/3/2017
Hastings, Reed	12,513	26.64	10/3/2015
Hastings, Reed	12,419	26.85	3/1/2016
Hastings, Reed	15,238	26.90	5/3/2014
Hastings, Reed	12,291	27.10	7/1/2018

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	12,291	27.11	2/1/2016
Hastings, Reed	12,291	27.11	12/1/2015
Hastings, Reed	12,237	27.24	7/3/2016
Hastings, Reed	15,238	27.42	1/2/2014
Hastings, Reed	12,095	27.55	11/1/2016
Hastings, Reed	11,854	28.13	4/3/2016
Hastings, Reed	11,688	28.51	6/1/2016
Hastings, Reed	11,400	29.22	8/1/2018
Hastings, Reed	15,238	29.23	11/3/2013
Hastings, Reed	11,307	29.46	12/1/2016
Hastings, Reed	11,261	29.60	5/1/2016
Hastings, Reed	11,156	29.87	1/2/2019
Hastings, Reed	11,096	30.04	10/1/2018
Hastings, Reed	10,808	30.84	9/2/2018
Hastings, Reed	10,794	30.89	6/2/2018
Hastings, Reed	10,767	30.94	3/3/2018
Hastings, Reed	10,753	31.00	5/1/2018
Hastings, Reed	15,238	32.60	6/1/2014
Hastings, Reed	9,701	34.35	3/2/2019
Hastings, Reed	15,238	34.75	3/1/2014
Hastings, Reed	15,238	35.36	4/1/2014
Hastings, Reed	12,977	35.95	7/1/2014
Hastings, Reed	15,238	36.37	2/2/2014
Hastings, Reed	9,127	36.51	4/1/2018
Hastings, Reed	9,021	36.95	2/2/2019
Hastings, Reed	8,202	40.62	7/1/2019
Hastings, Reed	8,138	40.94	6/1/2019
Hastings, Reed	7,906	42.15	9/1/2019
Hastings, Reed	7,774	42.87	4/1/2019
Hastings, Reed	7,494	44.48	5/1/2019
Hastings, Reed	7,467	44.62	10/1/2019
Hastings, Reed	7,414	44.97	8/3/2019
Hastings, Reed	7,788	53.48	1/4/2020
Hastings, Reed	6,196	53.80	11/2/2019
Hastings, Reed	11,468	54.50	8/1/2022
Hastings, Reed	11,175	55.93	9/4/2022
Hastings, Reed	11,151	56.05	10/1/2022
Hastings, Reed	5,723	58.23	12/1/2019
Hastings, Reed	13,654	61.03	2/1/2020
Hastings, Reed	9,929	62.95	6/1/2022
Hastings, Reed	18,609	67.17	12/1/2021
Hastings, Reed	9,211	67.85	7/2/2022
Hastings, Reed	11,956	69.70	3/1/2020
Hastings, Reed	17,303	72.24	1/3/2022
Hastings, Reed	11,111	75.00	4/1/2020
Hastings, Reed	8,223	76.01	12/3/2022

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	8,045	77.69	11/1/2022
Hastings, Reed	15,607	80.09	11/1/2021
Hastings, Reed	7,682	81.36	5/1/2022
Hastings, Reed	8,180	101.88	8/2/2020
Hastings, Reed	8,171	101.99	5/3/2020
Hastings, Reed	7,767	107.29	6/1/2020
Hastings, Reed	7,599	109.66	7/1/2020
Hastings, Reed	5,543	112.75	3/1/2022
Hastings, Reed	11,038	113.25	10/3/2021
Hastings, Reed	5,484	113.97	4/2/2022
Hastings, Reed	5,083	122.97	2/1/2022
Hastings, Reed	6,177	134.91	9/1/2020
Hastings, Reed	5,388	154.66	10/1/2020
Hastings, Reed	4,979	167.37	11/1/2020
Hastings, Reed	4,671	178.41	1/3/2021
Hastings, Reed	4,164	200.14	12/1/2020
Hastings, Reed	6,109	204.63	3/1/2021
Hastings, Reed	5,871	212.90	2/1/2021
Hastings, Reed	5,359	233.27	9/1/2021
Hastings, Reed	5,270	237.19	5/2/2021
Hastings, Reed	5,163	242.09	4/1/2021
Hastings, Reed	4,746	263.38	8/1/2021
Hastings, Reed	4,677	267.26	6/1/2021
Hastings, Reed	4,664	267.99	7/1/2021
Hunt, Neil	11,468	54.50	8/1/2022
Hunt, Neil	11,175	55.93	9/4/2022
Hunt, Neil	11,151	56.05	10/1/2022
Hunt, Neil	9,929	62.95	6/1/2022
Hunt, Neil	5,583	67.17	12/1/2021
Hunt, Neil	9,211	67.85	7/2/2022
Hunt, Neil	5,191	72.24	1/3/2022
Hunt, Neil	8,223	76.01	12/3/2022
Hunt, Neil	8,045	77.69	11/1/2022
Hunt, Neil	4,682	80.09	11/1/2021
Hunt, Neil	7,682	81.36	5/1/2022
Hunt, Neil	1,772	101.88	8/2/2020
Hunt, Neil	5,543	112.75	3/1/2022
Hunt, Neil	3,311	113.25	10/3/2021
Hunt, Neil	5,484	113.97	4/2/2022
Hunt, Neil	5,083	122.97	2/1/2022
Hunt, Neil	1,338	134.91	9/1/2020
Hunt, Neil	1,167	154.66	10/1/2020
Hunt, Neil	1,079	167.37	11/1/2020
Hunt, Neil	1,012	178.41	1/3/2021
Hunt, Neil	902	200.14	12/1/2020

	Option Awards

Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hunt, Neil	1,833	204.63	3/1/2021
Hunt, Neil	1,761	212.90	2/1/2021
Hunt, Neil	1,608	233.27	9/1/2021
Hunt, Neil	1,581	237.19	5/2/2021
Hunt, Neil	1,549	242.09	4/1/2021
Hunt, Neil	1,424	263.38	8/1/2021
Hunt, Neil	1,403	267.26	6/1/2021
Hunt, Neil	1,399	267.99	7/1/2021
Hyman, David	2,380	26.90	5/3/2014
Hyman, David	2,380	32.60	6/1/2014
Hyman, David	2,380	34.75	3/1/2014
Hyman, David	2,380	35.36	4/1/2014
Hyman, David	467	53.48	1/4/2020
Hyman, David	372	53.80	11/2/2019
Hyman, David	3,670	54.50	8/1/2022
Hyman, David	3,576	55.93	9/4/2022
Hyman, David	3,568	56.05	10/1/2022
Hyman, David	343	58.23	12/1/2019
Hyman, David	819	61.03	2/1/2020
Hyman, David	3,177	62.95	6/1/2022
Hyman, David	2,233	67.17	12/1/2021
Hyman, David	2,948	67.85	7/2/2022
Hyman, David	717	69.70	3/1/2020
Hyman, David	2,076	72.24	1/3/2022
Hyman, David	667	75.00	4/1/2020
Hyman, David	2,631	76.01	12/3/2022
Hyman, David	2,574	77.69	11/1/2022
Hyman, David	1,873	80.09	11/1/2021
Hyman, David	2,458	81.36	5/1/2022
Hyman, David	491	101.88	8/2/2020
Hyman, David	490	101.99	5/3/2020
Hyman, David	466	107.29	6/1/2020
Hyman, David	456	109.66	7/1/2020
Hyman, David	1,774	112.75	3/1/2022
Hyman, David	1,325	113.25	10/3/2021
Hyman, David	1,755	113.97	4/2/2022
Hyman, David	1,626	122.97	2/1/2022
Hyman, David	371	134.91	9/1/2020
Hyman, David	323	154.66	10/1/2020
Hyman, David	299	167.37	11/1/2020
Hyman, David	280	178.41	1/3/2021
Hyman, David	250	200.14	12/1/2020
Hyman, David	733	204.63	3/1/2021
Hyman, David	705	212.90	2/1/2021
Hyman, David	643	233.27	9/1/2021
Hyman, David	632	237.19	5/2/2021
Hyman, David	620	242.09	4/1/2021

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hyman, David	570	263.38	8/1/2021
Hyman, David	561	267.26	6/1/2021
Hyman, David	560	267.99	7/1/2021
Sarandos, Ted	13,761	54.50	8/1/2022
Sarandos, Ted	13,410	55.93	9/4/2022
Sarandos, Ted	13,381	56.05	10/1/2022
Sarandos, Ted	4,096	61.03	2/1/2020
Sarandos, Ted	11,914	62.95	6/1/2022
Sarandos, Ted	8,664	67.17	12/1/2021
Sarandos, Ted	11,054	67.85	7/2/2022
Sarandos, Ted	3,587	69.70	3/1/2020
Sarandos, Ted	8,056	72.24	1/3/2022
Sarandos, Ted	3,333	75.00	4/1/2020
Sarandos, Ted	9,867	76.01	12/3/2022
Sarandos, Ted	9,654	77.69	11/1/2022
Sarandos, Ted	7,266	80.09	11/1/2021
Sarandos, Ted	9,218	81.36	5/1/2022
Sarandos, Ted	2,454	101.88	8/2/2020
Sarandos, Ted	2,451	101.99	5/3/2020
Sarandos, Ted	2,330	107.29	6/1/2020
Sarandos, Ted	2,280	109.66	7/1/2020
Sarandos, Ted	6,652	112.75	3/1/2022
Sarandos, Ted	5,138	113.25	10/3/2021
Sarandos, Ted	6,581	113.97	4/2/2022
Sarandos, Ted	6,099	122.97	2/1/2022
Sarandos, Ted	1,853	134.91	9/1/2020
Sarandos, Ted	1,616	154.66	10/1/2020
Sarandos, Ted	1,494	167.37	11/1/2020
Sarandos, Ted	1,401	178.41	1/3/2021
Sarandos, Ted	1,249	200.14	12/1/2020
Sarandos, Ted	2,844	204.63	3/1/2021
Sarandos, Ted	2,733	212.90	2/1/2021
Sarandos, Ted	2,495	233.27	9/1/2021
Sarandos, Ted	2,453	237.19	5/2/2021
Sarandos, Ted	2,404	242.09	4/1/2021
Sarandos, Ted	2,209	263.38	8/1/2021
Sarandos, Ted	2,177	267.26	6/1/2021
Sarandos, Ted	2,171	267.99	7/1/2021
Wells, David	3,899	54.50	8/1/2022
Wells, David	3,799	55.93	9/4/2022
Wells, David	3,791	56.05	10/1/2022
Wells, David	3,376	62.95	6/1/2022
Wells, David	2,171	67.17	12/1/2021
Wells, David	3,132	67.85	7/2/2022
Wells, David	2,019	72.24	1/3/2022

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Wells, David	2,796	76.01	12/3/2022
Wells, David	2,735	77.69	11/1/2022
Wells, David	1,821	80.09	11/1/2021
Wells, David	2,612	81.36	5/1/2022
Wells, David	1,885	112.75	3/1/2022
Wells, David	1,288	113.25	10/3/2021
Wells, David	1,865	113.97	4/2/2022
Wells, David	1,728	122.97	2/1/2022
Wells, David	713	204.63	3/1/2021
Wells, David	685	212.90	2/1/2021
Wells, David	625	233.27	9/1/2021
Wells, David	615	237.19	5/2/2021
Wells, David	602	242.09	4/1/2021
Wells, David	554	263.38	8/1/2021
Wells, David	546	267.26	6/1/2021
Wells, David	544	267.99	7/1/2021

The following table sets forth information concerning each exercise of stock options during 2012 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Reed Hastings	76,500	$8,410,664
Neil Hunt	4,662	316,037

(1)
Dollar value realized on exercise equals the difference between the closing price on the date of exercise less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

Potential Payments upon Termination or Change-in-Control
The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by the Company to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Amended and Restated Executive Severance and Retention Incentive Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2012. The actual amounts that would be paid can only be determined at the time of the actual triggering event. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

Name	Severance Benefit	Change in Control Benefit
Reed Hastings	$3,000,000	$4,000,000
Neil Hunt	2,250,000	3,000,000
David Hyman	1,050,000	1,400,000
Ted Sarandos	3,000,000	4,000,000
David Wells	825,000	1,100,000

Compensation of Directors
Ms. Mather receives an annual retainer of $100,000, payable monthly. Mr. Battle and Ms. Mather received $45,000 compensation for their service on a special committee appointed by the Board of Directors. The remainder of the Company’s directors do not currently receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee Director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee Director of the Company in consideration for services provided to the Company and subject to the terms and conditions of the Company’s 2002 Stock Plan for options granted prior to February 2012 and the Company’s 2011 Stock Plan for options granted in and subsequent to February 2012. For Ms. Mather, the actual number of options to be granted is determined by the following formula: $7,000 / ([fair market value on the date of grant] x 0.20). The actual number of options to be granted to all other of the Company’s directors is determined by the following formula: $10,000 / ([fair market value on the date of grant] x 0.20). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant.
Mr. Barton received options to purchase 100,000 shares of the Company’s common stock upon joining the Board in May 2002, but no other current director was granted options upon joining the Board other than the regular monthly grants.
The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2012.

Names	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Richard N. Barton	$—	$370,903	(1)	$370,903	(5)
A. George (Skip) Battle	45,000	370,903	(1)	415,903	(6)
Charles H. Giancarlo	—	189,112	(2)	189,112	(7)
Timothy M. Haley	—	370,903	(1)	370,903	(8)
Jay C. Hoag	—	370,903	(1)	370,903	(9)
Leslie Kilgore	—	307,196	(3)	307,196	(10)
Ann Mather	145,000	259,558	(4)	404,558	(11)

(1)	Option awards reflect the monthly grant of stock options to each non-employee director on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/3/2012	$31,835
2/1/2012	31,872
3/1/2012	31,805
4/2/2012	31,210
5/1/2012	31,212
6/1/2012	31,178
7/2/2012	30,863
8/1/2012	30,845
9/4/2012	30,861
10/1/2012	29,730
11/1/2012	29,751
12/3/2012	29,741

(2)	Option awards reflect the monthly grant of stock options to Mr. Giancarlo on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/3/2012	$31,835
2/1/2012	31,872
3/1/2012	31,805
4/2/2012	31,210
5/1/2012	31,212
6/1/2012	31,178

(3)
Option awards reflect the monthly grant of stock options to Ms. Kilgore on the dates and at the aggregate grant date fair values, as shown below, and do not reflect stock options granted to Ms. Kilgore during her time as an officer of the Company. The total fair value of stock options granted to Ms. Kilgore during her time as an officer in 2012 was $642,954.

Grant Date	Fair Value
3/1/2012	$31,805
4/2/2012	31,210
5/1/2012	31,212
6/1/2012	31,178
7/2/2012	30,863
8/1/2012	30,845
9/4/2012	30,860
10/1/2012	29,730
11/1/2012	29,751
12/3/2012	29,741

(4)	Option awards reflect the monthly grant of stock options to Ms. Mather on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/3/2012	$22,266
2/1/2012	22,318
3/1/2012	22,256
4/2/2012	21,826
5/1/2012	21,823
6/1/2012	21,833
7/2/2012	21,608
8/1/2012	21,595
9/4/2012	21,609
10/1/2012	20,798
11/1/2012	20,835
12/3/2012	20,791

(5)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2012 is 46,788.

(6)	Aggregate number of option awards outstanding held by Mr. Battle at December 31, 2012 is 80,957.

(7)
Aggregate number of option awards outstanding held by Mr. Giancarlo at December 31, 2012 is 40,041. In February 2012, Mr. Giancarlo announced that he would not stand for re-election and as such his term ended in June 2012.

(8)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2012 is 52,977.

(9)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2012 is 10,533.

(10)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2012 is 71,865.

(11)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2012 is 9,540.

Equity Compensation Plan Information
The following table summarizes the Company’s equity compensation plans as of December 31, 2012.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)		(b)	(c)(1)
Equity compensation plans or arrangements approved by security holders	4,572,952	(2)	$71.33	6,834,758	(3)

(1)	Excludes securities reflected in column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Weighted average life is 7.05 years.

(3)
Includes 2,785,721 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan, as amended, for future issuance. Under the ESPP, certain employees of the Company could elect to purchase shares of Company stock through payroll deductions. The price per share paid by each employee is 85% of the fair market value of the Company’s shares at the beginning of a six-month offering period or at the end of the period, whichever is lower. Each employee generally may purchase no more than $25,000 worth of shares in any year. The ESPP is intended to qualify under section 423 of the Internal Revenue Code. The Plan permits employees to purchase shares of the Company stock through payroll deductions. In 2010, the Company suspended payroll contributions to the ESPP and ended purchases of shares by employees. The Company currently does not expect to resume contributions or purchases for the foreseeable future.

Includes 4,049,037 shares of the Company’s common stock reserved under its 2011 Stock Plan that may be issued as stock options under the 2011 Stock Plan to employees, non-employee directors and consultants. The 2011 Stock Plan is administered by the Compensation Committee of the Board of Directors. Stock options, stock appreciation rights, restricted stock and restricted stock units may be granted under the 2011 Stock Plan. All options have an exercise price at least equal to 100% of the fair market value of shares on the grant date and have a term of 10 years or less. Options that are forfeited may be returned to the Plan but any shares that actually are issued under the Plan may not be returned to the Plan and the share reserve is reduced by the gross number of shares as to which the options are exercised. No right to vote shares or receive dividends is created until shares actually are issued following the exercise of an option.
Non-executive Compensation Policies
The Company’s compensation policies for non-executive salaried employees are the same as those outlined for its Named Executive Officers. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
Code of Ethics
The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Investor Relations Web site at http://ir.netflix.com/governance.cfm. Any waivers of the Code of Ethics will be posted at that Web site.
Section 16(a) Beneficial Ownership Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2012 all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in a timely manner.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee of the Board of Directors
Timothy M. Haley
Jay C. Hoag
A. George (Skip) Battle

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2012 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Ernst & Young LLP ("E&Y"), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by the Codification of Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with E&Y its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.
The Audit Committee also reviewed the fees paid to E&Y during the year ended December 31, 2012 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by E&Y were compatible with maintaining its independence.
The Audit Committee discussed with E&Y the overall scope and plans for its audit. The Audit Committee met with E&Y, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Richard N. Barton
Timothy M. Haley
Ann Mather

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Agreements with Directors and Executive Officers
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Procedures for Approval of Related Party Transactions
The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the SEC are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

STOCKHOLDERS SHARING AN ADDRESS
Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:
Householding Department
Broadridge
51 Mercedes Way, Edgewood, NY 11717
(800) 542-1061
Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.
Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By order of the Board of Directors

David Hyman
General Counsel and Secretary

April 26, 2013
Los Gatos, California

FORM OF PROXY
NETFLIX, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2013 and hereby appoints Reed Hastings and David Wells, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 7, 2013, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.
If this proxy is properly executed and returned, this proxy will be voted for the specifications made below or if no direction is made, this proxy will be voted “for” the nominees for Class II director set forth below (item 1), “for” items 2 and 3 and “against” items 4, 5, 6, 7 and 8.
Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

1.	To elect three Class II directors to hold office until the 2016 Annual Meeting of Stockholders.

Timothy M. Haley

☐ FOR	☐ WITHHELD

Ann Mather

☐ FOR	☐ WITHHELD

Leslie Kilgore

☐ FOR	☐ WITHHELD

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory approval of the Company’s executive officer compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Consideration of a stockholder proposal to repeal the Company’s classified board, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Consideration of a stockholder proposal regarding majority voting in uncontested director elections, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Consideration of a stockholder proposal regarding an independent board chair, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	Consideration of a stockholder proposal regarding proxy access for shareholders, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

8.	Consideration of a stockholder proposal regarding simple majority vote right, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN
Mark box at right if an address change or comment has been noted on this card   ☐
This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature:	Date:	Signature:	Date: